Exhibit 10.1

September 4, 2018

Anthony J. Sirica
51-01 Redfield Street
Douglaston, NY 11362

Dear Anthony:

This letter agreement (the “Agreement”) is entered into between Ark Restaurants Corp. (the “Company” or “Ark”) and Anthony J. Sirica (“Employee”. “you” or “your”). This Agreement is effective as of September 4, 2018 (“Effective Date”). The purpose of this Agreement is to specify your treatment upon certain terminations of employment.

1.                   Term of Agreement. The term of this Agreement shall commence on September 4, 2018 (the “Effective Date”) and continue in full force and effect indefinitely.

2.                   Entitlement to Severance Benefits. If Employee’s employment is terminated: (a) following a Change in Control and the Company or its successor terminates your employment within twelve (12) months following the Change in Control, (b) by the Company, or its successor with respect to a Change in Control, other than for Cause at any time other than during the twelve (12)-month period immediately following a Change in Control, or (c) by Employee, at any time, for Good Reason, the Employee shall be entitled to:

(i)	the payment of all accrued by unpaid time off (“PTO”), expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.
(ii)	a lump sum payment equivalent to eighteen (18) months of Employee’s total compensation, determined based on total compensation (including houses and the fair value of any equity awards) for the previous twelve months, less applicable deductions, payable within ten days of termination.
(iii)	the continuation of Employee’s then existing medical, vision and dental insurance coverage, at the Company’s expense, for a period of eighteen (18) months from the date of termination, and
(iv)	the immediate vesting of all unvested and outstanding equity awards previously granted to Employee with all such awards becoming immediately exercisable. Employee will have eighteen (18) months following any such termination of employment in which to exercise any such awards, but in no event will such equity awards be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

3.                   Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization; (ii) the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company of (z) to a continuing or surviving entity described in Section 3(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 3(i); (iii) a change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of the Directors (the “Board”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any person (as defined below in Section 3(iv) is considered to be in effective control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or (iv) the consummation of any transaction as a result of which any Person (x) become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, or (y) otherwise attains the ability, through an express contractual arrangement, to elect a majority of the board of directors of the Company or board of directors of any subsidiary that is a corporation or the manager or managing member of any subsidiary that is a limited liability company.

For purposes of clauses 3(iii) and 3(iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude: (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company; (b) a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; (c) the Company; and (d) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

4.                   Definition of Cause. For purposes of this Agreement, “Cause” shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts the Company’s financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impact the Company’s financial condition or reputation, or (iii) you violate Section 6 of this Agreement.

5.                   Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in your authority, status, obligations or responsibilities, providing that following a change in Control an change in title alone (not accompanied by a change in authority, status, obligations or responsibilities) shall not constitute a material reduction; (ii) a reduction of your total annual compensation of more than 10%; (iii) any failure by the Company to pay your base salary; or (iv) the relocation of the Employee’s primary location of work for the company to a primary location of work which is more than twenty (20) miles further from your home that is located at 51-01 Redfield Street, Douglaston, NY 11362, than before the relocation. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

6.                   Non-Disclosure; Non-Solicitation; Non-Disparagement. During the term and thereafter, you shall not, without the Company’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so required by law, you shall give prompt written notice to the Company sufficient to allow the Company the opportunity to object to or otherwise resist such order. During the term and for a period of eighteen (18) months thereafter, you shall not, without the Company’s prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by the Company or any affiliate, or (ii) was employed by the Company or any affiliate within three months prior to such solicitation. You agree that, during the term and thereafter (including following any termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

7.                   Binding Nature. This Agreement shall inure to the benefit of and be binding upon (a) the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes. In the event of a Change in Control, the Company agrees to obtain assumption of this Agreement by its successor.

8.                   Modification. This Agreement may not be amended or modified or any term or provision hereof waived or discharged except other than by a written agreement designated as an amendment and executed by you and a representative of the Board.

9.                   Severability. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not effect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.

10.                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any principles of conflicts of law. Any action to enforce this Agreement must be filed in a court of competent jurisdiction in the State of New York where Ark maintains its principal office or the state in which the Employee resides.

11.                Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the Company’s obligations to Employee in the event of termination.

12.                Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due you hereunder. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by the Company; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of our litigation assertions or defenses were in bad faith or frivolous.

13.                Notices. All notices required to be given herein must be delivered by hand, by overnight mail service with proof of delivery or by certified mail, return receipt requested, to the other party at the address stated above or any other address subsequently designated by that party in writing for that purpose.

14.       Counterparts. This Agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

Please indicate your acceptance of this Agreement, by signing the bottom portion of this letter and returning a copy to me.

For and on behalf of Ark Restaurants Corp.

By	/s/ Michael Weinstein
Michael Weinstein – CEO

Agreed to and accepted:

/s/ Anthony J. Sirica
Dated: September 4, 2018

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